EXHIBIT 99.2

Duos Technologies Group, Inc.

Fourth Quarter and Full Year 2022 Earnings Conference Call

March 30, 2023

Presenters

Chuck Ferry, CEO

Andrew Murphy, CFO

Q&A Participants

Michael Latimore - Northland Capital Markets

Christopher Penn – PennCo

Ed Woo -- Ascendiant Capital

Operator

Good afternoon. Welcome to Duos Technologies Fourth Quarter and Full Year 2022 Earnings Conference Call.

Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Andrew Murphy. Following their remarks, we will open the line for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I'd like to turn the call over to Duos’ CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Welcome, everyone, and thank you for joining us. We always appreciate attendance by many of our long-term and current shareholders, and we can also see that we're joined today by a number of new shareholders. Welcome.

Earlier today, we issued a press release announcing our financial results for the fourth quarter and full year, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release, as well as our 10-K filing with the SEC to better understand some of the details we'll be discussing during our call.

Before I begin with my opening remarks, I would like to address some recent events that are likely to have an impact on our primary rail market and bring much more focus from stakeholders, including customers, unions, regulators and the rail industry on what Duos can offer.

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Due to the recent unfortunate derailment in East Palestine, Ohio, Duos has been contacted on many different levels to better understand what our technology does and the many years of investment in our railcar inspection portal and what that can offer.

Very much of the first quarter and to a greater extent, since the derailment, Duos has been engaged in discussions regarding how our technology might be deployed on a greater scale in the United States to identify and reduce mechanical failures and derailments.

More specifically, we have been requested to provide information on our railcar inspection portal capabilities to congressional leaders, regulators and unions, as well as current and potential customers as to the benefits of using technologies such as our railcar inspection portal, combined with artificial intelligence and human in the loop feedback processes that can augment currently mandated inspections.

Later in the call, I will provide additional details.

Before I ask our CFO, Andrew Murphy, to give us a summary of the 2022 results, let me discuss some highlights.

The fourth quarter capped a strong finish to a banner year for our company. Despite significant external challenges throughout the entirety of 2022, we were able to produce a record performance.

Revenue was up 71% in Q4 and 82% for the full year, which is the highest revenue performance in company history. Additionally, we achieved a 100% renewal rate of recurring revenue contracts in 2022, leading to an approximate 30% increase in support in AI revenues, compared to 2021.

Operationally in Q4, we successfully deployed two new RIPs for Class 1 customers with at least two additional RIPs expected to come online in 2023, putting us on track to have a total of 15 RIPs installed by the end of the third quarter 2023.

Our AI catalog has 35 models that are available for deployment today, and we expect to further grow that catalog to 50 use cases by the end of this year. We have also begun to develop AI applications to include passenger rail use cases.

Heading into 2023, our current backlog sits north of $10 million, which eclipses our entire top line output in 2021. With more than $8 million expected to be recognized this calendar year, we have clear visibility to continue executing against the outsized demand we're seeing.

We're also moving full speed ahead with our subscription offering, having identified the initial sites for Duos’ own portals.

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Our belief is that this new offering and pricing model will dramatically increase our potential customer base, while also expanding the margins and predictability of our revenues, over the long term. Our mission remains focused on the long-term growth and profitability of the company.

Before turning the call over to Andrew, I'd like to thank our current customers, which represent 50% of the Class 1 operators in North America, not only for their business, but also for their leadership in identifying the value that can be brought to bear on safety and efficiency on the rail network by the deployment of improved wayside detection technologies, which includes our railcar inspection portal.

We believe that our solution is particularly effective in augmenting the mechanical car inspectors who work hard every day under all weather conditions to identify, repair, and prevent mechanical failures and derailment conditions.

And now I'll turn the call over to Andrew to walk us through the financial results for the quarter and the year. Andrew.

Andrew Murphy

Thank you, Chuck. Before turning to the results, I would like to add my own commentary regarding the tremendous opportunity for Duos.

As Chuck has just discussed, the recent events in Ohio have opened up channels of communication with many different stakeholders. From my perspective, as we chart the course for the company financially, we now have many different potential avenues for driving new sources of revenue, including sales of complex systems, which is our traditional business model, the new to be announced subscription program for which we plan to make significant investments in the next several years and other opportunities which may include other lines of business.

I would also like to comment that we have a focus on target--on driving growth with a target on achieving breakeven and profitability in the next 12 months to 14 months.

As previously discussed, we have been upgrading and expanding our overall technology capabilities with a particular focus on artificial intelligence as a key component of our overall product portfolio.

While supply chain issues have shown some signs of improvement, time between contract award and full revenue recognition remains longer than was the norm in prior years.

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We continue to focus on our revenue mix to support accelerating growth in our recurring revenue service and software while, opportunistically, growing revenues from project-based work related to the portal installations. We have also diversified our revenue sources, which Chuck will speak to, later in the call.

On that point, we previously introduced an additional business line focused on subscription offerings in which Duos will 100% own and operate our railcar inspection portals as strategic locations within the North American rail network.

We have begun procurement for equipment and components and have identified locations for the installation of our first Dual zone subscription RIPs. The RIPs will supply the same near real time machine vision-based data and artificial intelligence based protections to railcar and owners, but they will be offered on a subscription model.

While installing subscription RIPs may have a depressive effect on revenue in the near term, we believe that the—that over the long term, we'll be able to drive greater lifetime value and higher margins.

We also expect revenues to be more normalized in payment cycles, rather than experiencing intermittent pops for new contracts, which will make our financial model more predictable. Chuck will share further updates on this initiative, shortly.

Now, let's go to the results for the quarter and for the year. Total revenue for the quarter increased 60% to $5.9 million, compared to $3.7 million in the fourth quarter of 2021. We want to point out, quickly, a typographical error on this percentage that was noted in our press release that just came out.

Total revenue for the year increased 82% to just over $15 million, compared to $8.2 million for 2021. The increase in revenues was driven by new revenues being recorded after lengthy delays and receiving notices to proceed for anticipated new contracts earlier in the year that pushed delivery dates into the second half of 2022 and into 2023.

The increase also resulted from the delivery of two RIP projects across 2022, in addition to the onset of a new high speed RIP project, which we will continue to recognize, well into 2023.

Additionally, the growth in services and consulting revenue stems from our success in deploying artificial intelligence, as well as change orders to existing service agreements, during the year.

Cost of revenues for the quarter increased 91% to $3.8 million, compared to $1.9 million for Q4 2021. For the year, cost of revenues increased 65% to $10.2 million, up from $6.2 million for 2021.

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The increase in cost stems from additional project work related to delivery of two RIPs, as previously noted. The cost of revenues on technology systems grew at a slower pace than revenues, primarily because we neared completion of those two RIPs and thus, recognized additional profits of these projects as it satisfied its project-related obligations.

Cost of revenues on services and consulting increased as a result of one-time services completed on existing websites during which we incurred some additional material costs, as well as project management engineering team labor to complete the project.

Additionally, we have made significant progress on manufacturing with special purpose high value RIP, which we anticipate completing, during 2023.

Gross margin for the quarter increased 24% to $2.1 million, compared to $1.73 million for Q4 2021. For the year, gross margins increased 133% to $4.7 million, compared to $2 million for 2021.

The improvement in margin was a direct result in the increased business activity that we recognized in the latter half of 2022 that was related to the manufacturing and near completion of installation of the two new RIPs, a number of one-time service events and significant progress made on the previously mentioned special purpose high value RIP.

Operating expenses for the quarter increased 57% to $3.1 million, compared to $1.97 million for the year. Operating expenses increased 22% to $11.6 million, compared to $9.5 million for 2021. In Q4, there was an increase in sales and marketing related to the increased investment and overall capability of the commercial team.

Research and development costs declined during the quarter, which was a result of some of the technical resources from the IT and engineering teams being temporarily consumed as part of the significant increase in project and service revenues that led the company performing additional projects and one-time service work, year-over-year.

Additionally, general and administrative cost increased primarily due to a focus on employee retention and increased headcount as for the growth plan.

For the year, we had additional costs related to staff retention via non-cash charges of an employee stock option plan, as well as the discretionary performance program, which was a new initiative for the entire organization designed to drive higher performance and attract and retain better quality resources in a tight labor market.

As a result, employee retention in the fourth quarter was 100%. We still face pressure on existing staff compensation as a result of inflation during 2022 but remain focused on managing and stabilizing administrative costs, without interruption to customer service.

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Net operating loss for the quarter totaled $950,000, compared to operating losses of $240,000 for Q4 of 2021. The increase in net loss was driven by increases in cost of revenues, as well as operating expenses. Net operating loss for the year totaled $6.87 million, compared to a net operating loss of $7.4 million for 2021.

We continue to face inflationary and supply chain pressures through 2022 and have worked to balance these impacts through management of customer contracts and other cost control efforts.

The decrease in loss from operations was a result of mostly improved revenue stemming from the deployment of new portals, receipt of materials and manufacturing related to a high value set of portals to be completed during 2023.

The net loss for the quarter totaled approximately $950,000, compared to a net loss of $200,000 for Q4 of 2021. For the year, the net loss totaled $6.86 million, compared to a net loss of $6.01 million for 2021. The increase in the net loss is primarily attributed to a one-time effect of the PPP loan forgiveness program gained in the first half of 2021.

Despite the increased net loss year-over-year, we showed an improvement in operating loss level in 2022.

Now let's discuss the balance sheet. We ended the quarter with approximately $1.1 million in cash and cash equivalents, compared to $894,000 at the end of 2021.

We had an additional $3.4 million in receivables bolstering our near-term liquidity position to approximately $4.53 million. We also have $1.4 million of inventory consisting primarily of long lead items for two pending RIP installations, as disclosed on our 8-K. We have raised $4 million for our largest shareholder to support the buildout of our subscription RIP business.

In summary, our cash position remains strong and while we expect a near-term increase in spend and inventory levels to support commercial efforts, we’ll continue to monitor supply chains to reduce financial impact, where possible.

I'd now like to provide an update on our financial projections, before turning the call back to Chuck.

Based on committed contracts and near-term pending orders that are already performing or scheduled to be executed through the remainder of 2023, we are reiterating our revenue expectations for fiscal year ending December 31, 2023. We expect total revenue to range between $20 million and $21 million, representing an increase of 33% to 40%, over 2022.

At the end of 2022, the company's contracts and backlog represented approximately $10.7 million in revenue, of which approximately $8.4 million is expected to be recognized in calendar year 2023.

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The balance of the contract backlog is comprised of multi-year services and software agreements, as well as project revenue spanning into fiscal year 2024.

We expect our improvement in operating results to be reflected over the course of the full year 2023. As a result of typical business seasonality, as well as timing and other factors, we expect revenue in the first quarter of 2023 to decline, compared to the fourth quarter of 2022, before subsequently increasing throughout the remainder of the year.

We are still working to manage through the ever changing lists of supply chain and shipping challenges, including product shortages and unreliable lead times, which may impact the timing of revenue recognition but not the revenue backlog, in totality.

That concludes my financial commentary. I'll now pass the call back over to Chuck.

Chuck Ferry

Thanks, Andrew. Appreciate it. And before I get into my regular comments, I just want to clarify, I made a comment in the opening remarks where I said revenue was up 71%. In fact, I stand corrected because my CFO used the correct number. Revenue was up 60% in Q4 and 82% for the full year.

So, I just want to make that clarification, as we go forward. Thanks, Andrew.

Following on my opening comments and before addressing the specific performance metrics of the company, I'd like to spend some time addressing what the company is currently engaged in since the recent derailment that attracted so much national attention.

Due to several highly publicized train derailments the last several weeks, as I've said, has been pretty tumultuous period for the broader rail industry. These events have led to increased calls for widespread safety and compliance requirements for railcar owners and operators.

In response, we initiated a strategic communications plan several weeks ago to respond to the incoming request for information. To date, we have successfully engaged approximately a dozen congressional leaders from both parties in the House and Senate, including senators from our home state of Florida and have been invited to provide our input on pending legislative actions, including the proposed Railway Safety Act of 2023.

This bill, which was introduced by a number of senators, including Florida Senator Rubio.

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We were privileged to be invited to attend an all-day committee session recently, where the bill was discussed and had been asked to provide input related to our area of expertise. We've been equally engaged with our current Class 1 partners, the Federal Railroad Administration, the Association of American Railroads, Labor Union leadership and numerous other stakeholders to answer questions and support their respective action plans.

As mentioned in my opening remarks, our main customers representing three out of the now six Class 1 railroads, plus the national passenger rail carrier, have all taken leadership roles in the adoption of wayside detection technology for the continuous improvement of rail safety, efficiency and operational productivity. We will continue to work with key stakeholders to support their efforts and remain as involved in these--remain involved in these developments as possible, moving forward.

Before talking about some operational updates, I want to provide some commentary concerning the turnaround plan that I put in place, when I joined the company in September of 2020.

At that time and in concert with our senior management and Board of Directors, we put a three-year plan in place to resolve numerous long standing issues that Duos was facing, including sub-par operational execution, customer satisfaction with our support services, and non-standard practices regarding our software development AI programs.

I'm pleased to report that as of the end of 2022, the company has turned the corner on all of these major issues and is now executing at a high level and capable of tackling much larger and more complex projects, such as the installation of two complex RIPs capable of automated mechanical inspection of high-speed passenger trains at up to 125 miles per hour on the Northeast rail corridor between New York and Washington DC.

I'm pleased to report that we have largely completed our manufacturing for these systems and recently visited the site and walked the track with senior leaders from the customers team to prepare for the on-site installation in the next few months.

Given the completion of our turnaround plan, I'd like to discuss some of our major operational updates. As a reminder, our operating strategy is focused on the following: number one, managing our technical and operational delivery at the high standards, which is now being achieved; adding much more recurring revenue through our subscription model, support services and maintenance, and artificial intelligence offerings; three, continuing our primary commercial focus in the rail sector; and four, adding a second commercial line of business, primarily focused in the trucking and intermodal industry and potentially in the aviation industry.

And lastly, focus on retaining top talent in a very competitive market space.

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One of the core components of our updated company values has been a commitment to achieving operational and technical excellence. We believe this approach leads to higher customer satisfaction and improved new deal closure rates.

As part of our turnaround plan and with the help of my senior management and technical staffs, we have continued meeting our service level agreements maintaining a high availability rate on all systems for all customers.

Our engineering teams are currently developing a new cutting-edge visual system focused on railcar wheels and brakes that will be deployed with our national passenger carrier and will be capable of being utilized for freight cars, as well.

Moving to our second focus area, which is to continue adding more recurring revenue through our new subscription model support, services and maintenance, and artificial intelligence offerings.

As I mentioned earlier, we've maintained a 100% renewal rate on all recurring revenue contracts in 2022. Additionally, we continue to grow support in AI revenues, as Andrew discussed in his commentary.

Our primary focus continues to be on building an industry leading artificial intelligence capability. I am encouraged with the way our AI team is performing, and the pace at which we've been able to introduce updates to our leading inspection capabilities.

Since the end of the third quarter, we've released 13 new AI detection models for use within our RIP solution, most of which are related to wheel and brake conditions.

As of today, we have 35 models deployed and operational with plans to reach up to 50 different models by the end of 2023.

I believe that we are the only company in this industry that self performs all aspects of hardware, IT, software and AI, which enables a more reliable and integrated solution with actionable and reliable data outputs.

Two models in particular that I'd like to highlight today relate to passenger railcar detection. The specific focus of the new models is on the carrier plate and F-Pin securement, both of which are difficult to observe but critical for passenger safety and derailment avoidance.

High speed images monitor and detect missing draft gear carrier plate bolts and cotter keys for the carrier plate and F-Pin, respectively, helping to preplan maintenance more economically.

These models are the first release of passenger railcar AI detections and are adaptable to other transit car types. Our ability to use data analytics to see how effective we are is improving.

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In 2022, our RIPs performed over 7 million comprehensive railcar scans, of which more than 573,000 were unique railcars. This metric encompasses all railcars scanned at locations across the U.S., Canada and Mexico, representing approximately 35% of the total freight car population in North America.

We expect this number to continue growing, as the number of RIPs and customers on our network expands.

Contracts we secured last year and earlier this year, both for new installations as well as upgrades to existing portals, include provisions for increased algorithm delivery, a trend we expect to continue, going forward.

From a high level, as we layer on to subscription clients, additional services, and increased maintenance work across a larger customer base, we expect to achieve consistent profitable growth.

As we see our recurring revenue streams as a platform for operations that should account for an increasing percentage of revenue, over time.

Moving to our primary commercial focus in the rail sector, as I noted earlier, the team has had senior level engagement in nearly all Class 1s in recent weeks, which we expect to drive significant commercial activity in the coming months.

I'll now provide an update on current deployments. Beginning with the $10.1 million Master Services Agreement with a major national passenger carrier, completion is expected in 2023. In March, we secured contract modifications worth an additional $1.1 million and expect to add a further $2 million in upgrades to our high-end RIP that is designed to capture images at up to 125 miles per hour.

The completion of the first two portals is currently slated for Q3 of this year. When online, these RIPs will be the most sophisticated portals in North America providing significant safety enhancements on the heavily traffics Northeast Corridor.

Moving to another recent deployment, in January of last year, we announced a contract for a Class 1 rail operator to deploy additional RIP on the U.S. side of the customer’s southwestern border operations in Texas and installation and development efforts have been successfully completed.

With that Class 1 customer, we successfully installed another new portal in the Southeast United States.

We are also discussing with this customer the potential to develop more long-term comprehensive railcar inspection portal coverage of the network.

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One pantograph installation with a major Canadian transit agency has also been officially completed with a project expected to come online shortly. We have added work to provide maintenance services and artificial intelligence modeling.

In February, we also announced that we had 30 AI models and operations for another Class 1 customer located in Mexico. This deployment is a major achievement, as we build out further AI capabilities. While we are devoting significant resources to execute against our current backlog and have successfully kept up with timelines as mentioned, closing new customers and exploring new lines of business is also a primary consideration.

Moving to our new subscription model, we have been actively engaged in discussions with numerous prospects who have expressed strong interest in a subscription. We've already contracted our first subscriber and are in negotiations for additional subscribers. Additionally, we're on track to begin installation of our first subscription RIPs in the Southeastern United States, during the second half of 2023.

Moving to our final area of focus, recruiting and retaining talent. During the quarter, we announced the appointment of Thomas Hughes, as our new Vice President of Sales. Thomas brings over 30 years of experience in sales management roles for high growth software and hardware companies.

In this new role, Thomas is responsible for supporting our commercial and go-to-market strategies for the new subscription offerings.

As you might have surmised, he's been quite busy since joining Duos, and we're glad to have him.

On a more general level, we continue to operate in a tight labor market with inflation, interest rate rises and other macroeconomic events playing a role in increased competition for top talent.

With these factors considered, I'm especially proud of the incredibly talented team we've assembled and have been successful in retaining this past year.

In summary, I'm pleased to report that 2022 is the first year where the financial results reflect the efforts that our team has put in, since late 2020. Our operational turnaround is complete.

We are engaged at the highest levels with our strategic rail customers. We are being consulted by industry experts, government leaders and regulators. And we have opened channels of communications with many stakeholders to make Duos a leading contributor to the rail industry's technology deployments.

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Duos Tech is now ready to scale up to meet the anticipated demands of the 2023 Rail Safety Act may bring.

As you may be aware, we just raised an additional $4 million from our largest shareholder, which was executed at above market valuation, a first for the company. The primary use of these funds is for building company owned portals, which will support multiple subscriptions.

The talent of our collective team, combined with the operational technical improvements have been made and support from long term shareholders has produced a great year, and we entered 2023 in a good position to continue to scale and become profitable.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*”, “2”, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the star keys.

One moment, please, while we pull for questions.

Thank you. Our first question is from Michael Latimore with Northland Capital. Please proceed with your question.

Michael Latimore

Great. Yeah. Thanks a lot. Congrats on the strong growth this year and good to see the reiteration of guidance there. I guess you mentioned that you've contracted with your first subscription customer.

I guess can you sort of mention what type of company that is, what industry verticals that in? And then, do they have some expectations of a certain number of portals by year end?

Chuck Ferry

Yeah, I'm want to shy away from naming the customer, outright. I will tell you it's one of our four major centers that I've been talking about. And we're pretty excited that it'll--it's kind of gotten the ball rolling here on the subscriptions.

Michael Latimore

Great. It sounds like the plan is to build these your own or are there some buyback options, too?

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Chuck Ferry

Yeah. Our primary plan right now is to, on a go forward basis, we have a plan in place right now and we're going to execute it here, second half of this year where we plan to build anywhere from three to five of our own railcar inspection portals. It will be on key right way locations that we're already in discussions with some rail track owners with.

Those locations will be on the critical focal choke points, as well as high traffic areas that have high traffic of hazmat on them. And with that, we've got a number of interested subscribing customers that are our employees to kind of take advantage of that. So, that's primarily what we're looking at.

In terms of buyback, we have entered into some discussions with a couple of our customers about, potentially, buying back some of our existing portals, but continuing to operate those portals kind of in a lease format, if you will, or subscription format for those customers for probably the next 10 to 15 years.

So, that's in discussion right now and don't want to get too much further into details in respect for those negotiations that are ongoing.

Michael Latimore

Got it. And maybe can you--with some of these sort of visible derailments recently, there's been some discussions about just sort of throwing more of these hot box detectors at the problem, I guess. Can you talk about the value of your technology relative to that option?

Chuck Ferry

Yeah. Part of our discussions with the congressional leaders and regulators and union members, I think, collectively, those industry experts would say that hot box detectors are really just one type of wayside detectors. There are heat detectors. The hot boxes are one of them. There are acoustic detectors. There are what they call geometry detectors.

And then we are in the space what we would call machine vision, AI or camera detectors, visual detectors. So, I think the discussions that I've been allowed to participate in, I think there is an effort to include all categories of wayside detectors would likely be considered in this incoming Rail Safety Act, but we'll have to see how that works its way through Congress.

Michael Latimore

Okay, I got it. And you mentioned hiring of a senior salesperson here. I guess, as you look at the pipeline over the next or just the pipeline going forward, what’s sort of the mix of potential subscription customers versus just getting more customers buying your kind of complex systems?

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Chuck Ferry

Yeah, Tom comes with great, great experience, not just technology, but also in and amongst primarily, the Class 1 railroads. So, we're glad to have him.

I would say the mix of our pipeline, as it stands now since we've introduced the subscription concept, probably now about eight months ago, I would assess that probably at least a third if not half of our pipeline of opportunities is in that recurring or subscription format. We still do have a number of opportunities in our pipeline that are still interested in actually purchasing the equipment.

Some of those customers continue to be Class 1 customers, although, we have had interest by Class 1 customers to also allow us right of way access and operate in a subscription format. But then you also have car owners and, sometimes, shippers that are interested in having portals at, if you will, the entry and exit point of their large maintenance yards or areas where they load and offload cargo.

So for example, there are chemical companies that have large onloading and offloading yards, and they're interested in having their cars kind of scanned as they come in empty and scanned as they go heavy to increase the overall safety of that hazmat and cargo movement.

Michael Latimore

Got it. And then I guess just last, I know it's still early days, but on the subscription model, what kind of contract lengths do you think are reasonable here and gross margins?

Chuck Ferry

Yeah. We kind of started with--most of the customers are car owner customers were talking about probably a minimum of three, but mostly around the five-year period. With some of our Class 1 customers, they're more interested in the longer term, maybe even 10 to 15 years. So, I think more work needs to be done, this year.

Another question you probably should ask me is, what does the pricing look like? We're still working on that. I would tell you that we're probably going to end up where a portion of it will be a fixed fee to kind of gain access or a license to individual portals. And then some sort of a per car fee basis and then we may actually separate out different types of cars in that format.

So, that's something that we're still working with our railroad SMEs we have in our company, as well as some of the initial subscribers that we're talking with.

Michael Latimore

Okay. Sounds good. Thank you. Best of luck.

Chuck Ferry

Thanks, Mike. Appreciate it.

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Operator

As a reminder, if you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue.

Our next question is from Christopher Penn with PennCo. Please proceed with your question.

Christopher Penn

How are you guys doing?

Chuck Ferry

Very good. How are you, Chris?

Christopher Penn

Doing well. Couple of questions. How do you guys sit and say, well, back story, talk about the derailments. Derailments happen all the time, but they're very popular in the media now. If you guys get in a situation where there's explosive demand for your guys project, not project but products, how quick can you guys gear up manufacturing to meet the needs?

Chuck Ferry

Yeah. No, that is a good question and is an excellent problem for a company like us to have. Look, I've led other companies that have scaled up, very rapidly. Part of my military service, I was involved with an exercise where we had to scale it very rapidly for certain things.

So internally geared to the company and in close coordination with our Board of Directors and some of our shareholders. We have plans in place where we can very rapidly scale up.

In terms of manufacturing, we've developed a good solid network of vendors, suppliers and local manufacturers and fabricators, largely here in the United States and then heavily centered here in the State of Florida. And so, those plans are in place to scale up. Likewise, I think we have a good solid plan to scale up with additional capital if that demand does, in fact, present itself for us.

Christopher Penn

Good-good. And then what about new business in different applications? I know you guys focus a lot on the Class 1 stuff, but what about like in coal mine detecting open doors on cars? I don't think they need a full RIP system. But I guess, I have firsthand experience with the industry railroads, and I know that's a common issue that can lead to derailments. Is that something you guys have thought about?

Chuck Ferry

It is. Our system certainly can see doors of any kind on the sides of the cars being opened or not properly occurred and then also sees any of the underside, any of those hopper cars if they're open and it can also detect all that.

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Inside our pipeline, we have, we are in active conversations with three or four large mining companies. And obviously, they're moving large, large amounts and they use railcars. And so a couple of them, in fact, are looking at, potentially, purchasing our portal.

And part of the question is they may actually want some of the sub components, maybe not the entire thing, right. Some of those mining companies have also asked us to see if we couldn't inspect their very, very large real based mining trucks that they have. I call them the large Tonka trucks just because that's where I remember as a kid.

In real life, they're massive and they're huge and those operators, I guess, have to get in and out of those trucks to inspect quite regularly and it's kind of a big deal. So, that's another interesting development that we've had here in the last couple of months.

Christopher Penn

Interesting. I appreciate it. I'll get my time back here. Thank you.

Operator

Thank you. At this time, I'd like to hand the floor back over to management to answer any additional questions.

Chuck Ferry

Yeah. Thanks. We have a couple of questions that we're sending, I think by some of our retail shareholders. Thank you. And I'll read one or two of them off and try to respond. Some of them are pretty good.

A good one here is, it references the Rail Safety Act of 2023 and the question is, “should the above act pass or something similar, does Duos expect to benefit as more thermal inspections are part of the act in its current form?’

Again, part of the conversations we've been part of is that there are a number of different types of wayside detection systems. There is a push by, I think, the regulators as well as the unions to include the different, several of the different types of wayside detection systems into a legislation that would be acoustic heat, as well as machine vision or camera type technology.

Obviously, we're in the machine vision AI camera technology and those regulators, union members and congressional leaders are keenly aware of the technology that we have, and we think it will be an important part of any rollouts, if that were to come as a result of this bill.

We had another--and that probably another good question from another investor that asked. Firstly, I was hoping you could provide some insight into your competition. Who are your main competitors and what sets you apart from them in the industry?

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We have two kinds of, I would say main competitors. The first one, largely, is from our good friends over at Wabtec. Wabtec is a very large company and well known inside the rail space. In the last few years, they've acquired a smaller company called Beena Vision, as well as another company out of Australia, which is called Track IQ. Those two smaller companies with that Wabtec support have a good portfolio of equipment.

Beena Vision, in particular, has a portal solution. We think that, as we should, Duos Tech’s solution is a bit more advanced but certainly one of our competitors that you can go do your research on.

Other competitors are, quite honestly, the Class 1 railroads, themselves. We're fortunate to work with three of the large Class 1 railroads as their primary provider of machine vision AI wayside detection systems.

But there are other Class 1 railroads that certainly have the wherewithal and the desire to develop some of this technology on their own. And again, we think that our solution is much more advanced. We've invested over $50 million over the last four or five years in the technology.

And we've been sold by a number of different independent sources to include regulators, union leaders and some of the Class 1 railroads themselves that our technology appears to be in a leading edge in terms of machine vision and artificial intelligence, but we should not be cocky about that.

We're always cognizant that we're competing, and we're constantly doing research and development to improve what we have now, but also bring new subsystems to bear as a part of that rail inspection solutions. I think those are probably the largest questions that we'll answer. I appreciate some of the others, but I'll stop there. It looks like we may have another question coming in.

Operator

Our next question is from Ed Woo with Ascendiant Capital. Please proceed with your question.

Edward Woo

Yeah, congratulations on the quarter and the year. My question is, there's a lot of emphasis on train safety in the U.S. Have you seen that in other parts of the world, especially Canada and Mexico where you do business and maybe outside of North America?

Chuck Ferry

Thanks, Ed. It's a great question. The answer is yes. Certainly, in Canada, Transport Canada or TC is the equivalent of the Federal Rail Administration in Canada has an equally rigorous set of regulations that the FRA currently has. And they work closely with the FRA to cross talk on those regulations as many of the trains that are in the United States travel into Canada and vice versa.

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I know the two Canadian freight railroads are extremely focused on safety. They have a particular challenge where the Canadian winners are equally even more challenging up in Canada. And those freight railroads, those Class 1 railroads go to great lengths to publish winter safety plans, along with their normal safety plans.

So, and we have at least five of our systems are currently supporting one of our Class 1 Canadian customers up in Canada in those conditions. Equally in Mexico, we service both of the large railroads, one of them being a Class 1, that hauls large quantities of commerce from Mexico by railcar into the United States.

Safety is, again, first and foremost in their minds. Both of those railroads also have to deal with the special and unique challenge of the illegal immigration that, unfortunately, uses the rail, those railroads to move across the border.

So, both those railroads work very, very closely, obviously, with Mexican officials south of the border, but also with United States customs and border protection, as well as DHS. They work very closely and we assist in that. Our technology allows the capability of providing information to those law enforcement officials to assist them in controlling our southern border.

Edward Woo

Great. Well, thanks for that answer, and I really wish you guys good luck. Thank you.

Chuck Ferry

I appreciate it. Thanks, Ed.

Operator

Thank you. At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for any closing remarks.

Chuck Ferry

Again, we always appreciate our current and long-term shareholders joining us and supporting us. And I can see a number of new shareholders that joined us, and we appreciate your support. Thank you very much.

Operator

Before we conclude today's call, I would like to provide Duos’ Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

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We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc. actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include but are not limited to those described in the item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technologies Group fourth quarter 2022 and full year conference call. You may now disconnect.

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